Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2011
FOURTH QUARTER AND FULL YEAR RESULTS

Access Equipment Fourth Quarter Orders Increased 91 Percent

FMTV Program on Path to Profitability

Updates Fiscal 2012 Expectations

OSHKOSH, WI — (November 1, 2011) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2011 fourth quarter income from continuing operations of $37.5 million, or $0.41 per share, compared to income from continuing operations of $116.6 million, or $1.28 per share, in the fourth quarter of fiscal 2010. Fiscal 2011 fourth quarter results were adversely impacted by after-tax charges for the impairment of certain defense facilities of $2.0 million, or $0.02 per share and intangible assets in the fire & emergency segment of $3.9 million, or $0.05 per share. Adjusting for these items(1) and similar items in the prior year, income from continuing operations would have been $43.4 million, or $0.48 per share, compared to income from continuing operations of $122.3 million, or $1.34 per share, in the fourth quarter of the prior year.

Consolidated net sales in the fourth quarter of fiscal 2011 were $2.12 billion, a slight increase compared to the prior year fourth quarter. Higher Family of Medium Tactical Vehicles (FMTV) sales and increased demand for aerial work platforms and telehandlers in the access equipment segment were almost entirely offset by expected lower MRAP-All Terrain Vehicle
(M-ATV) sales, a decrease in TAK-4® independent suspension system kit sales to other MRAP original equipment manufacturers (OEMs) and lower fire & emergency volume.

(1)  This press release refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

-more-

Consolidated operating income in the fourth quarter of fiscal 2011 was $73.8 million, or 3.5 percent of sales, compared to $233.6 million, or 11.1 percent of sales, in the prior year fourth quarter. Excluding impairment charges in both periods, adjusted consolidated operating income in the fourth quarter of fiscal 2011 was $81.7 million, or 3.9 percent of sales, compared to $242.7 million, or 11.5 percent of sales, in the prior year fourth quarter. The decrease in consolidated operating income was primarily attributable to the defense segment where an adverse product mix, lower sales volume and costs associated with the ramp-up of FMTV production all had an adverse effect on operating income comparisons. Higher material costs in the access equipment segment also had an adverse effect on consolidated operating income.

“We are pleased with the continued improvement in our global access equipment markets during the fourth quarter, with orders rising 91 percent compared to the fourth quarter of the prior year,” said Charles L. Szews, Oshkosh Corporation president and chief executive officer. “Despite the continued uncertain economic environment, rental equipment utilization and rental rates strengthened during the fourth quarter in North America, and emerging markets continue to exhibit positive growth trends. We continue to expect strong growth in this segment in fiscal 2012.

“During the fourth quarter, we made significant progress on the FMTV program, as sales increased nearly 70 percent and our operating performance improved significantly on both an absolute and on a per unit basis compared with our third quarter. The FMTV program remains on the path to profitability by the second quarter of fiscal 2012. Additionally, since the end of the quarter, we have signed a five-year labor contract with our UAW-represented production employees in our defense segment and announced the hiring of John Urias as our new president of this segment.

“As we look forward to fiscal 2012, we see the opportunity to set the foundation for another period of growth for Oshkosh. We continue to execute on our MOVE strategy with initiatives aimed at improving our cost structure, accelerating new product development and growing sales in emerging markets to drive earnings growth in fiscal 2013 and beyond. By focusing our efforts in these areas, we will be in an improved position to take full advantage of the eventual recovery in our markets,” stated Szews.

Factors affecting fourth quarter results for the Company’s business segments included:

Defense — Defense segment sales decreased 11.9 percent to $1.17 billion for the fourth quarter of fiscal 2011 compared with the prior year fourth quarter. The decrease was primarily due to lower production under the M-ATV contract, lower M-ATV related parts & service sales and a decrease in TAK-4 independent suspension system kit sales to other MRAP OEMs. These decreases were offset in part by the continued ramp-up of production under the FMTV contract. Combined M-ATV related vehicle and parts & service sales totaled $292.2 million in the fourth quarter of fiscal 2011, a decrease of $378.6 million compared to the fourth quarter of the prior year.

In the fourth quarter of fiscal 2011, defense segment operating income decreased 68.3 percent to $71.0 million, or 6.1 percent of sales, compared to prior year fourth quarter operating income of $224.1 million, or 16.8 percent of sales. The decrease in operating income was largely due to an adverse product mix, lower sales volume and costs associated with the ramp-up of production on the FMTV contract. While costs on the FMTV contract exceeded revenues by $9.9 million during the fourth quarter of fiscal 2011, this was approximately $12.0 million better than the third fiscal quarter on a nearly 70 percent increase in FMTV sales.

Access Equipment — Access equipment segment sales to external customers increased 60.7 percent to $619.6 million for the fourth quarter of fiscal 2011 compared to the prior year fourth quarter primarily as a result of demand for replacement equipment in North America and parts of Europe. In addition to sales to external customers, access equipment segment sales in the fourth quarters of fiscal 2011 and 2010 included sales to the defense segment of $53.9 million and $151.1 million, respectively. Including sales to the defense segment, access equipment segment sales increased 25.5 percent for the fourth quarter of fiscal 2011 compared with the prior year quarter.

In the fourth quarter of fiscal 2011, access equipment segment operating income increased 376.7 percent to $34.8 million, or 5.2 percent of sales, compared to prior year fourth quarter operating income of $7.3 million, or 1.4 percent of sales. The increase in operating income reflected higher volume with external customers and lower facility rationalization costs, offset in part by an increase in raw material costs and the decrease in intersegment sales of M-ATVs at mid single-digit margins. Operating income in the fourth quarter of fiscal 2010 included $6.7 million of facility rationalization costs related to the integration of manufacturing for JerrDan, the Company’s towing and recovery business, into JLG facilities.

Fire & Emergency — Fire & emergency segment sales for the fourth quarter of fiscal 2011 decreased 19.3 percent to $205.6 million compared with the prior year quarter. The decrease in sales primarily reflected lower shipments of fire apparatus. Weak municipal spending in the U.S. was the primary driver of the decrease in fire apparatus sales, with the U.S. market down by approximately 40 percent from historic averages.

The fire & emergency segment reported an operating loss of $8.6 million, or 4.2 percent of sales, for the fourth quarter of fiscal 2011 compared to operating income of $22.0 million, or 8.6 percent of sales, in the prior year quarter. Excluding impairment charges in both periods, the fire & emergency segment adjusted operating loss in the fourth quarter of fiscal 2011 was $3.8 million, or 1.8 percent of sales, compared to adjusted operating income of $25.7 million, or 10.1 percent of sales, in the prior year quarter. Operating results during the fourth quarter were negatively impacted by lower sales volume at the Company’s fire apparatus business, costs related to the move of mobile medical and ambulance production to the Company’s facilities in Florida, and an adverse product mix.

Commercial — Commercial segment sales decreased 16.9 percent to $135.2 million in the fourth quarter of fiscal 2011 compared to the prior year quarter. The decrease in sales was almost entirely attributable to lower demand for refuse collection vehicles.

Commercial segment operating income in the fourth quarter of fiscal 2011 decreased 67.4 percent to $2.6 million, or 1.9 percent of sales, compared to prior year fourth quarter operating income of $7.9 million, or 4.9 percent of sales. Excluding impairment charges in the prior year quarter, adjusted operating income in the fourth quarter of fiscal 2010 was $10.2 million, or 6.3 percent of sales. The decrease in operating income primarily resulted from lower refuse collection vehicle demand and a lower LIFO benefit. The fourth quarter of fiscal 2011 included a $0.5 million LIFO inventory benefit compared to a benefit of $4.5 million in the prior year fourth quarter.

Corporate — Corporate operating expenses decreased $1.6 million to $25.9 million for the fourth quarter of fiscal 2011 compared to the prior year quarter. The decrease was primarily the result of lower share-based and incentive compensation.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $28.3 million to $19.2 million in the fourth quarter of fiscal 2011 compared to the prior year quarter. The decrease was largely due to the effects of lower borrowings as well as lower interest rates following a reduction in the amount of the Company’s interest rate swap in December 2010 and the refinancing of the Company’s credit agreement in September 2010. The fourth quarter of fiscal 2010 also included a write-off of deferred financing fees of $12.0 million due to the refinancing of long-term debt. Average debt outstanding decreased from $1.35 billion during the fourth quarter of fiscal 2010 to $1.09 billion during the fourth quarter of fiscal 2011. The Company repaid $51.0 million of debt during the fourth quarter of fiscal 2011.

Provision for Income Taxes — The Company recorded income tax expense of $18.8 million in the fourth quarter of fiscal 2011, or 33.3 percent of pre-tax income, compared to 35.4 percent of pre-tax income in the prior year quarter. The fourth quarter fiscal 2011 effective tax rate was adversely impacted by $2 million in additional taxes resulting from the repatriation of foreign earnings.

Full-Year Results

The Company reported consolidated net sales for the fiscal year ended September 30, 2011 of $7.58 billion and income from continuing operations of $273.4 million, or $2.99 per share. This compares with net sales of $9.84 billion and income from continuing operations of $792.9 million, or $8.72 per share, for fiscal 2010. Excluding impairment charges in both periods, adjusted income from continuing operations in fiscal 2011 was $279.5 million, or $3.06 per share, compared to $818.3 million, or $9.00 per share, in fiscal 2010. The decreases in sales and income from continuing operations were primarily due to the completion of the initial 8,079 vehicles under the Company’s M-ATV contract in the first quarter of fiscal 2011. Combined M-ATV related vehicle and parts & service sales totaled $1.25 billion in fiscal 2011 compared to $4.49 billion in fiscal 2010. The decrease in M-ATV related sales was offset in part by an increase in sales to external customers in the access equipment segment of $677.3 million, or 53.5 percent, and the start of the FMTV contract in the defense segment.

Fiscal 2012 Expectations

The Company is lowering its outlook for fiscal 2012 primarily due to the re-allocation by the U.S. Department of Defense (DoD) of certain tires with constrained capacity from certain of the Company’s defense programs to other OEM contracts with higher military priority. The Company expects this action will shift approximately $225 million of Family of Heavy Tactical Vehicle (FHTV) sales in the defense segment from fiscal 2012 to fiscal 2013. The Company will describe this change and other changes to the Company’s fiscal 2012 outlook during a conference call later today.

Conference Call

The Company will comment on fourth quarter earnings and its fiscal 2012 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, FrontlineTM, SMITTM, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, both on a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash, asset impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP.

The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Defense segment
Non-GAAP operating income	$74.1	$224.1	$546.4	$1,321.2
Long-lived asset impairment charges	(3.1)	—	(3.4)	(0.5)
GAAP operating income	$71.0	$224.1	$543.0	$1,320.7

Access equipment segment
Non-GAAP operating income	$34.8	$10.4	$65.3	$101.6
Long-lived asset impairment charges	—	(3.1)	—	(4.3)
GAAP operating income	$34.8	$7.3	$65.3	$97.3

Fire & emergency segment
Non-GAAP operating income (loss)	$(3.8)	$25.7	$(3.4)	$84.6
Long-lived asset impairment charges	(4.8)	(3.7)	(4.8)	(27.0)
GAAP operating income (loss)	$(8.6)	$22.0	$(8.2)	$57.6

Commercial segment
Non-GAAP operating income	$2.6	$10.2	$3.9	$21.7
Long-lived asset impairment charges	—	(2.3)	—	(2.3)
GAAP operating income	$2.6	$7.9	$3.9	$19.4

Consolidated
Non-GAAP operating income	$81.7	$242.7	$509.1	$1,428.2
Long-lived asset impairment charges	(7.9)	(9.1)	(8.2)	(34.1)
GAAP operating income	$73.8	$233.6	$500.9	$1,394.1

Non-GAAP provision for income taxes	$20.8	$69.7	$145.7	$423.0
Income tax benefit associated with long-lived asset impairment charges	(2.0)	(3.4)	(2.1)	(8.7)
GAAP provision for income taxes	$18.8	$66.3	$143.6	$414.3

Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$43.4	$122.3	$279.5	$818.3
Long-lived asset impairment charges, net of tax	(5.9)	(5.7)	(6.1)	(25.4)
GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$37.5	$116.6	$273.4	$792.9

Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.48	$1.34	$3.06	$9.00
Long-lived asset impairment charges, net of tax	(0.07)	(0.06)	(0.07)	(0.28)
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.41	$1.28	$2.99	$8.72

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the expected level and timing of DoD’s procurement of products and services and funding thereof, including the impact of the DoD’s allocation of certain tires which will restrict and delay certain FHTV sales; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic uncertainty, lower municipal spending and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production delays arising from supplier quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the potential for increased costs relating to compliance with changes in laws and regulations; risks related to disruptions in the Company’s distribution networks; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$2,115.4	$2,105.1	$7,584.7	$9,842.4
Cost of sales	1,897.8	1,723.7	6,505.0	7,872.4
Gross income	217.6	381.4	1,079.7	1,970.0

Operating expenses:
Selling, general and administrative	123.7	130.5	513.2	489.8
Amortization of purchased intangibles	15.3	15.0	60.8	60.5
Intangible asset impairment charges	4.8	2.3	4.8	25.6
Total operating expenses	143.8	147.8	578.8	575.9
Operating income	73.8	233.6	500.9	1,394.1

Other income (expense):
Interest expense	(21.3)	(48.8)	(90.7)	(187.1)
Interest income	2.1	1.3	4.7	3.5
Miscellaneous, net	2.0	1.1	1.6	1.0
Income from continuing operations before income taxes and equity in earnings (losses) of unconsolidated affiliates	56.6	187.2	416.5	1,211.5
Provision for income taxes	18.8	66.3	143.6	414.3
Income from continuing operations before equity in earnings (losses) of unconsolidated affiliates	37.8	120.9	272.9	797.2
Equity in earnings (losses) of unconsolidated affiliates	0.2	(4.3)	0.5	(4.3)
Income from continuing operations, net of tax	38.0	116.6	273.4	792.9
Loss on discontinued operations, net of tax	—	—	—	(2.9)
Net income	38.0	116.6	273.4	790.0
Net income attributable to the noncontrolling interest	(0.5)	—	—	—
Net income attributable to Oshkosh Corporation	$37.5	$116.6	$273.4	$790.0

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2011	2010	2011	2010

Amounts attributable to Oshkosh Corporation common shareholders (in millions):
Income from continuing operations, net of tax	$37.5	$116.6	$273.4	$792.9
Loss on discontinued operations, net of tax	—	—	—	(2.9)
	$37.5	$116.6	$273.4	$790.0

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Continuing operations	$0.41	$1.29	$3.01	$8.81
Discontinued operations	—	—	—	(0.03)
	$0.41	$1.29	$3.01	$8.78

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Continuing operations	$0.41	$1.28	$2.99	$8.72
Discontinued operations	—	—	—	(0.03)
	$0.41	$1.28	$2.99	$8.69

Basic weighted average shares outstanding	91,087,624	90,534,175	90,888,253	89,947,873
Effect of dilutive stock options and other equity-based compensation awards	553,333	738,378	685,107	1,006,868
Diluted weighted average shares outstanding	91,640,957	91,272,553	91,573,360	90,954,741

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$428.5	$339.0
Receivables, net	1,089.1	889.5
Inventories, net	786.8	848.6
Deferred income taxes	72.9	86.7
Other current assets	77.3	52.1
Total current assets	2,454.6	2,215.9
Investment in unconsolidated affiliates	31.8	30.4
Property, plant and equipment:
Property, plant and equipment	834.5	821.0
Accumulated depreciation	(445.8)	(417.4)
Property, plant and equipment, net	388.7	403.6
Goodwill	1,041.5	1,049.6
Purchased intangible assets, net	838.7	896.3
Other long-term assets	71.6	112.8
Total assets	$4,826.9	$4,708.6

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$40.1	$215.9
Accounts payable	768.9	717.7
Customer advances	468.6	373.2
Payroll-related obligations	110.7	127.5
Income taxes payable	5.3	1.3
Accrued warranty	75.0	90.5
Deferred revenue	38.4	76.9
Other current liabilities	184.8	209.0
Total current liabilities	1,691.8	1,812.0
Long-term debt, less current maturities	1,020.0	1,086.4
Deferred income taxes	171.3	189.6
Other long-term liabilities	347.2	293.8
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,596.5	1,326.6
Noncontrolling interest	0.1	0.2
Total equity	1,596.6	1,326.8
Total liabilities and equity	$4,826.9	$4,708.6

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Fiscal Year Ended
	September 30,
	2011	2010
Operating activities:
Net income	$273.4	$790.0
Intangible asset impairment charges	4.8	25.6
Loss on sale of discontinued operations, net of tax	—	2.9
Depreciation and amortization	144.4	172.9
Stock-based compensation expense	15.5	14.7
Deferred income taxes	10.0	(70.7)
Foreign currency transaction losses	6.9	10.9
Other non-cash adjustments	(4.6)	4.0
Changes in operating assets and liabilities	(62.7)	(330.6)
Net cash provided by operating activities	387.7	619.7

Investing activities:
Additions to property, plant and equipment	(82.3)	(83.2)
Additions to equipment held for rental	(3.9)	(6.3)
Proceeds from sale of property, plant and equipment	1.5	0.8
Proceeds from sale of equipment held for rental	20.2	10.3
Other investing activities	(3.8)	(5.5)
Net cash used by investing activities	(68.3)	(83.9)

Financing activities:
Repayment of long-term debt	(91.4)	(2,020.9)
Proceeds from issuance of long-term debt	—	1,150.0
Proceeds (repayments) under revolving credit facility, net	(150.0)	150.0
Debt issuance costs	(0.1)	(26.3)
Proceeds from exercise of stock options	8.0	19.0
Other financing activities	2.0	5.7
Net cash used by financing activities	(231.5)	(722.5)

Effect of exchange rate changes on cash	1.6	(4.7)
Increase (decrease) in cash and cash equivalents	89.5	(191.4)
Cash and cash equivalents at beginning of year	339.0	530.4
Cash and cash equivalents at end of year	$428.5	$339.0

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales:
Defense	$1,172.2	$1,331.1	$4,365.2	$7,161.7
Access equipment	673.5	536.8	2,052.1	3,011.9
Fire & emergency	205.6	254.7	800.3	916.0
Commercial	135.2	162.8	564.9	622.1
Intersegment eliminations	(71.1)	(180.3)	(197.8)	(1,869.3)
Consolidated	$2,115.4	$2,105.1	$7,584.7	$9,842.4

Operating income (loss):
Defense	$71.0	$224.1	$543.0	$1,320.7
Access equipment	34.8	7.3	65.3	97.3
Fire & emergency	(8.6)	22.0	(8.2)	57.6
Commercial	2.6	7.9	3.9	19.4
Corporate	(25.9)	(27.5)	(107.1)	(99.0)
Intersegment eliminations	(0.1)	(0.2)	4.0	(1.9)
Consolidated	$73.8	$233.6	$500.9	$1,394.1

	September 30,
	2011	2010
Period-end backlog:
Defense	$5,130.2	$4,726.2
Access equipment	729.2	197.1
Fire & emergency	479.0	419.4
Commercial	140.0	58.7
Consolidated	$6,478.4	$5,401.4

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